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                                                                   EXHIBIT 10.39

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re
                                        Case No. 01-16345 (BRL)
LODGIAN, INC. et al.,
                                        (Jointly Administered)

                                        Chapter 11

 STIPULATION AND ORDER AMONG THE DEBTORS AND JPMORGAN CHASE BANK, AS SUCCESSOR INDENTURE TRUSTEE, PROVIDING FOR (I) LIMITED USE OF CASH COLLATERAL AND ADEQUATE
                       PROTECTION AND (II) RELATED RELIEF

RECITALS

FACTUAL BACKGROUND

            A. On December 20, 2001 (the "Filing Date"), Lodgian, Inc. ("Lodgian") and the other above-captioned debtors and debtors-in-possession (collectively, the "Debtors") filed with this Court voluntary petitions for relief commencing cases (the "Cases") under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code").(1)

            B. Since the Filing Date, the Debtors have remained in possession of their businesses and properties pursuant to sections 1107 and 1108 of the Bankruptcy Code.

            C. On January 8, 2002, the Office of the United States Trustee appointed a seven (7) member official committee of unsecured creditors (the "Committee").

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(1) All of the Debtors filed their Chapter 11 petitions on the Filing Date, except Worcester Hospitality, L.P., Lodgian Hotels, Inc., Brecksville Hospitality, L.P. and Sioux City Hospitality, L.P. These four entities filed their Chapter 11 petitions on December 21, 2001.

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            D. On the Filing Date, the Debtors filed several motions including a motion pursuant to Sections 105, 362, 363, 364, 503(b) and 507 of the Bankruptcy Code for orders, inter alia, authorizing the Debtors to (A) obtain postpetition financing on a super-priority secured basis, and (B) use cash collateral and providing adequate protection in connection therewith (the "DIP/Cash Collateral Motion"). (2)

            E. On December 21, 2001, the Court entered an interim order authorizing the Debtors to use cash collateral of the Pre Petition Mortgage Lenders pending a final hearing (the "Interim Cash Collateral Order"), which hearing is scheduled to occur on February 14, 2002 (the "Final Hearing").

            F. On December 21, 2001, the Court also entered an interim order authorizing Lodgian to borrow up to a maximum aggregate principal amount of $10,000,000 in accordance with the terms of the DIP Credit Agreement pending the Final Hearing (the "Interim DIP Order").

            G. It is anticipated that following the Final Hearing the Court will enter a final cash collateral order (the "Final Cash Collateral Order") and a final order authorizing Lodgian to borrow up to a maximum aggregate principal amount of $25,000,000 in accordance with the terms of the DIP Credit Agreement pending the Final Hearing (the "Final DIP Order").

            H. In accordance with the Final DIP Order, among other things, (i) all of the Debtors other than Lodgian will be authorized to guarantee the amounts borrowed by Lodgian under the DIP Credit Agreement upon the conditions set forth therein; (ii) pursuant to section 364(c)(1) of the Bankruptcy Code, all of the Debtors' obligations under the DIP Credit

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(2) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings assigned to them in the Final DIP Order or the Final Cash Collateral Order, as applicable.


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Agreement shall be authorized to constitute obligations with priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims under sections 105, 326, 328, 506(c) or 507 of the Bankruptcy Code, subject in limited circumstances to the Carveout; (iii) pursuant to section 364(c)(2) of the Bankruptcy Code, the Agent and the DIP Lenders were granted a perfected first priority security interest in and lien upon all cash and cash equivalents in the Letter of Credit Account under the DIP Credit Agreement and any investment of the funds therein to the Agent and the DIP Lenders; (iv) pursuant to section 364(d)(1) of the Bankruptcy Code, the Debtors will be authorized to grant a perfected priming security interest in and lien to the Agent and the DIP Lenders on all prepetition and postpetition property of the Debtors that is subject to the existing liens presently securing the Debtors' indebtedness to the Pre-Petition Lenders, but not senior to the interests of any of the liens existing immediately prior to the Filing Date, or to interests in such property arising out of liens to which the liens of the Pre-Petition Lenders become subject subsequent to the Filing Date as permitted by section 546(b) of the Bankruptcy Code; and (v) pursuant to section 364(c)(2) of the Bankruptcy Code, the Debtors will be authorized to grant a perfected security interest in and lien to the Agent and the DIP Lenders on all other pre- and post-petition property of the Debtors that, on or as of the Filing Date, was not subject to valid, perfected and non-avoidable liens.

THE INDENTURES

            I. Prior to the Filing Date, certain of the Debtors entered into certain transactions pursuant to which JPMorgan Chase Bank serves as Successor Indenture Trustee ("JPMC" or the "Trustee").


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            J. A Trust Indenture, dated as of January 1, 1997, was entered into between the City of Manhattan, Kansas, a municipal corporation organized under the laws of the State of Kansas (the "City of Manhattan"), and Texas Commerce Bank National Association, a national banking association organized under the laws of the United States, as Indenture Trustee (the "Manhattan Indenture").

            K. The City of Manhattan issued Commercial Development Revenue Refunding Bonds (Holiday Inn Project) Senior Series 1997A (the "Manhattan Senior Bonds") and Commercial Development Revenue Refunding Bonds (Holiday Inn Project) Subordinate Series 1997B (the "Manhattan Subordinate Bonds," and together with the Manhattan Senior Bonds, the "Manhattan Bonds") for the purpose of providing funds to refinance the purchase and improvement of a certain hotel facility (the "Manhattan Project") owned by Manhattan Hospitality Associates, L.P. ("Manhattan Hospitality").

            L. Pursuant to the Manhattan Indenture, the City of Manhattan entered into an Amended and Restated Lease Agreement, dated as of January 1, 1997 (the "Manhattan Lease Agreement") with Manhattan Hospitality pursuant to which a prior Lease by and between the City of Manhattan and Kan/Del Hotel Investment Partners, L.P. dated as of August 1, 1986 was amended and restated and pursuant to which the City of Manhattan leased the Manhattan hotel facility to Manhattan Hospitality (the "Manhattan Property").

            M. Pursuant to the Manhattan Indenture, the City of Manhattan became obligated to make rental payments sufficient to pay the principal and interest on the Manhattan Bonds.

            N. A Trust Indenture, dated as of January 1, 1997 was entered into between the City of Lawrence, Kansas, a municipal corporation organized under the laws of the State of


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Kansas (the "City of Lawrence"), and Texas Commerce Bank National Association, a
national banking association organized under the laws of the United States, as Indenture Trustee (the "Lawrence Indenture").

            O. The City of Lawrence issued Commercial Development Revenue Refunding Bonds (Holiday Inn Project) Senior Series 1997A (the "Lawrence Senior Bonds") and Commercial Development Revenue Refunding Bonds (Holiday Inn Project) Subordinate Series 1997B (the "Lawrence Subordinate Bonds" and, together with the Lawrence Senior Bonds, the "Lawrence Bonds") for the purpose of providing funds to refinance the purchase and improvement of a certain hotel facility (the "Lawrence Project"). Hereinafter, the individual holders of the Manhattan Bonds and the Lawrence Bonds will be referred to collectively as the "Bondholders".

            P. Pursuant to the Lawrence Indenture, the City of Lawrence entered into an Amended and Restated Lease Agreement, dated as of January 1, 1997 (the "Lawrence Lease Agreement") with Lawrence Hospitality Associates, L.P. ("Lawrence Hospitality" and together with Manhattan Hospitality, the "Specified Debtors") pursuant to which a prior Lease by and between the City of Lawrence and Kan/Del Hotel Investment Partners, L.P. dated as of August 1, 1986 was amended and restated and pursuant to which the City of Lawrence leased a certain hotel facility to Lawrence Hospitality (the "Lawrence Property" and, together with the Manhattan Property, the "Hotel Properties"). Hereinafter, the documents referred to in paragraphs J-P will be referred to collectively as the "Loan Documents".

            Q. Pursuant to the Lawrence Indenture, the City of Lawrence became obligated to make rental payments sufficient to pay the principal and interest on the Lawrence Bonds.


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            R. The general partners of Lawrence Hospitality and Manhattan
Hospitality are related parties and, as such, pledged and assigned to the Trustee the revenues of the Manhattan Project and the Lawrence Project on a pari passu basis for the equal and ratable security of both the Manhattan Bonds and the Lawrence Bonds.

            S. The Manhattan Bonds are further secured by i) a pledge and assignment to the Trustee of certain rights of the City of Manhattan under the Manhattan Lease Agreement; ii) that certain Amended and Restated Leasehold Mortgage Security Agreement and Assignment of Rents dated as of September 27, 1995, as assigned to the Trustee pursuant to the Assignment of Loan Documents executed by Column Financial, Inc. in favor of the Trustee for the Manhattan Bonds which granted a lien on and a security interest in all of Manhattan Hospitality's right, title and interest in and to the Manhattan Project to the Trustee; iii) an Amended and Restated Promissory Note Fund (as defined in the Manhattan Indenture); iv) the Second Promissory Note Fund (as defined in the Manhattan Indenture); v) the Second Leasehold Mortgage Fund (as defined in the Manhattan Indenture); vi) the Manhattan Project Fund (as defined in the Manhattan Indenture); and vii) the Manhattan Reserve Fund (as defined in the Manhattan Indenture).

            T. The Lawrence Bonds are further secured by a pledge and assignment to the Trustee of certain rights of the City of Lawrence under the Lawrence Lease Agreement i) a pledge and assignment to the Trustee of certain rights of the City of Lawrence under the Lawrence Lease Agreement; ii) that certain Amended and Restated Leasehold Mortgage Security Agreement and Assignment of Rents dated as of September 27, 1995, as assigned to the Trustee pursuant to the Assignment of Loan Documents executed by Column Financial, Inc. in favor of the Trustee for the Lawrence Bonds which granted a lien on and a security interest in all of


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Lawrence Hospitality's right, title and interest in and to the Lawrence Project to the Trustee; iii) an Amended and Restated Promissory Note Fund (as defined in the Lawrence Indenture); iv) the Second Promissory Note Fund (as defined in the Lawrence Indenture); v) the Second Leasehold Mortgage Fund (as defined in the Lawrence Indenture); vi) the Lawrence Project Fund (as defined in the Lawrence Indenture); vii) the Lawrence Reserve Fund (as defined in the Lawrence Indenture); and viii) all funds, money and securities held by the Lawrence Trustee pursuant to the Lawrence Indenture and all after-acquired tangible and intangible property.


            U. The Debtors have informed JPMC that the Hotel Properties require substantial capital expenditures (the "Capital Expenditures") in order to preserve the value of the Hotel Properties, which Capital Expenditures must be undertaken during the calendar year 2002. Such Capital Expenditures include expenditures necessary to maintain its existing Franchise Flags (as defined in Paragraph 5(e)).

            V. The Specified Debtors' repayment of the Manhattan Bonds and the Lawrence Bonds is secured by, among other things, a first priority lien in and to the Specified Debtors' Hotel Properties, as well as all of the rents, profits, proceeds and revenues derived from such hotels (the "Specified Debtors' Cash Collateral" and, collectively, with the Specified Debtors' Hotel Properties, the "Specified Debtors' Collateral").

            W. Prior to the Filing Date, the Specified Debtors had not defaulted in the payment of any amounts due to the respective Indenture Trustees under the Indentures.

            X. On January 2, 2002, the Specified Debtors failed to pay respective interest payments in the amounts of i) $33,089.96 which was then due and payable with respect to the Manhattan Indenture and ii) $32,791.96 which was then due and payable with respect to the Lawrence Indenture.


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            Y. The Specified Debtors were, as of the Filing Date, and still are indebted, under the Manhattan Indenture, in the aggregate principal amount of approximately $5,925,000, together with unpaid interest, and costs and expenses including, without limitation, attorneys' fees and costs, which, subject to Bankruptcy Code section 506(b), continue to accrue (collectively, the "Manhattan Debt").

            Z. The Specified Debtors were, as of the Filing Date, and still are indebted, under the Lawrence Indenture, in the aggregate principal amount of approximately $5,925,000, together with unpaid interest, and costs and expenses including, without limitation, attorneys' fees and costs, which, subject to Bankruptcy Code section 506(b), continue to accrue (collectively, the "Lawrence Debt" and together with the Manhattan Debt, the "Bond Debt").

            AA. A need exists for the Specified Debtors to use cash collateral in order to assure the continued operation of their businesses. Without such funds, the Specified Debtors will be unable to pay, among other things, their operating and payroll expenses, capital expenditures and general overhead.

            BB. JPMC is willing to consent to the Debtors' limited use of the Specified Debtors' Collateral including, but not limited to, the Specified Debtors' Cash Collateral, and to the imposition of certain liens on the Specified Debtors' Collateral but only upon the specific terms and conditions set forth herein and to the extent of and for necessary expenses.

            CC. In view of JPMC's reliance upon the provisions of this Stipulation and Order in consenting to the DIP Priming Liens and the use of the Specified Debtors' Cash Collateral on the terms set forth herein and the loaning of such Specified Debtors' Cash Collateral to certain of the Debtors, all as more particularly set forth in the Final Cash Collateral


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Order, the Final DIP Order and this Stipulation and Order, JPMC is a party that has "extended credit in good faith" with the meaning of section 364(e) of the Bankruptcy Code.

STIPULATION

            NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the adequacy of which is acknowledged, the Debtors and JPMC hereby stipulate and agree as follows:

            1. Incorporation of Recitals: It is hereby represented by the parties that the Recitals of this Stipulation and Order are incorporated herein by reference and shall be deemed to be true and correct representations of the parties with respect to the statements herein as such statements apply to each or all of the parties. Each of the parties to this Stipulation and Order represent that they have the sole right and authority to execute this Stipulation and act in accordance with its terms. JPMC is authorized to act on behalf of the Bondholders in connection with this Stipulation. The Specified Debtors expressly represent that, to the extent their constituent documents required the affirmative vote or consent of an independent director or manager or similar person as a prerequisite to seeking voluntary relief under the Bankruptcy Code, that such vote or consent was duly obtained prior to the filing of the voluntary petitions by such Specified Debtors.

            2. Value of Specified Debtors' Collateral: As of the Filing Date, the value of the Specified Debtors' Collateral exceeded the amount of the Bond Debt; thus, the Bondholders are oversecured for all purposes in these chapter 11 cases.

            3. Use of Cash Collateral: Except as set forth herein, the Debtors are authorized to use the Specified Debtors' Cash Collateral through December 21, 2002 for the limited purposes specifically set forth in the Final Cash Collateral Order. Notwithstanding the


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foregoing, no Specified Debtors' Cash Collateral held or deposited in any reserve or escrow accounts for taxes, capital expenditures, furniture, fixtures and equipment or similar items shall be used for any purpose other than the purpose for which such accounts (collectively, the "Reserves") are dedicated with respect to the Specified Debtors' Hotel Properties in accordance with paragraph 5(e) of this Stipulation and Order. Except as expressly permitted by this Stipulation and Order, the Debtors are prohibited from use of any of the Specified Debtors' Cash Collateral for any other purpose whatsoever. Without limiting the generality of the foregoing, JPMC does not consent to the use of any of the Specified Debtors' Collateral (including, but not limited to the Specified Debtors' Cash Collateral) to (i) prepare, prosecute or seek approval of any motion, application or plan of reorganization or liquidation that would, if so approved, substantively consolidate any of the Specified Debtors with any of the other Debtors; (ii) investigate, assert, commence, prosecute or otherwise take any action with respect to any claim or alleged claim against JPMC including but not limited to, claims arising under sections 542 through and including 553 of the Bankruptcy Code, provided however, that the Committee may utilize up to $10,000.00 (ten thousand dollars) of the Specified Debtors' Cash Collateral to investigate the Bond Debt, the liens and security interests of JPMC for the benefit of the Bondholders securing the Bond Debt, and any potential claim for relief or cause of action with respect to the Bond Debt;
(iii) challenge the amount, validity, priority or enforceability of the Bond Debt or the security interests and liens of JPMC for the benefit of the Bondholders in the Specified Debtors' Collateral or assert any defense, claim, counterclaim or offset with respect to the Bond Debt or the security interests and liens of JPMC for the benefit of the Bondholders; (iv) challenge in any manner whatsoever the Bond Debt and any other rights, claims and entitlements of JPMC for the benefit of the Bondholders under any of the Loan Documents; (v) change,


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amend or modify in any manner whatsoever any of the Loan Documents; or (vi) seek the modification, amendment or vacature of this Stipulation.

            4. Consent to DIP Priming Lien on Specified Debtors' Hotel
Properties: Subject to and in accordance with the terms of this Stipulation, JPMC, on behalf of the Bondholders, consents to a limited DIP Priming Lien (the "DIP Priming Lien") to be imposed upon the Specified Debtors' Collateral. The amount of the DIP Priming Lien shall be limited to the extent of the Specified Debtors' Attributable DIP Amount (as defined in the DIP Credit Agreement) that is actually advanced to Lodgian under the DIP Credit Agreement prior to a Termination Event (as hereinafter defined), and, in no such event, shall the DIP Priming Lien exceed the aggregate amount of $302,000 with respect to the Manhattan Property and $317,000 with respect to the Lawrence Property, which shall be allocated to the Specified Debtors' Collateral in accordance with schedule 3.15 to the DIP Credit Agreement. To the extent that the consent of the Bondholders is required for the Specified Debtors to incur the obligations or grant the liens contemplated hereunder or in connection with the DIP Financing or the Final Cash Collateral Order (whether under the terms of their respective certificates of incorporation, other constituent documents or other instruments or agreements), such consent is hereby given, and to the extent the consent of the City of Lawrence or the City of Manhattan is required for the Specified Debtors to modify or amend their corporate charters, by-laws or other constituent documents so as to permit the incurrence of obligations or granting of liens contemplated hereunder or in connection with the DIP Financing, JPMC shall use its best efforts promptly to obtain such consents; provided however, that nothing herein shall limit the right or ability of JPMC or the Debtors to challenge any prohibition upon the incurrence of obligations or the granting of liens pursuant to such documents.


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            5. Adequate Protection: Notwithstanding anything to the contrary contained in section 552(a) of the Bankruptcy Code, in addition to any other grant of adequate protection to JPMC for the benefit of the Bondholders under any other Order of this Court, as adequate protection for, and to secure payment of, the aggregate diminution in the value of the Specified Debtors' Collateral (including without limitation, the Specified Debtors' Cash Collateral) from the Filing Date and as security for and an inducement to JPMC for the benefit of the Bondholders to permit the Debtors' use of the Specified Debtors' Cash Collateral and to consent to the imposition of the DIP Priming Lien, the Debtors hereby grant to JPMC for the benefit of the Bondholders the following additional adequate protection.(3)

            (a) a replacement lien (the "Specific AP Lien") on all of the prepetition and postpetition property of the Specified Debtors (including without limitation, all postpetition hotel revenue and other charges), which lien shall be junior only to (i) the DIP Priming Lien, (ii) Qualified Prepetition Liens, and (iii) the Carveout; provided however, in the case of (i) and (iii) together, only to the maximum total extent of the Attributable DIP Percentage, as limited to $302,000 with respect to the Manhattan Property and $317,000 with respect to the Lawrence Property;

            (b)(1) pursuant to sections 363(c) and (e) and 361 of the Bankruptcy Code, all of the Debtors hereby grant to JPMC for the benefit of the Bondholders a perfected security interest in and lien upon (the "Primed Lender AP Lien") all prepetition and postpetition property of the Debtors (including, without limitation, cash collateral, inventory, accounts receivable, other rights to payment, contracts, property, plant, equipment, general

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(3) To the extent that any grant of adequate protection provided herein is inconsistent with a grant of adequate protection to JPMC pursuant to a separate order of this Court, the terms of this Stipulation and Order shall control the grant of adequate protection to JPMC.


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      intangibles, documents, instruments, interests in leaseholds, real property, patents, copyrights, trademarks, trade names, other intellectual property capital stock of subsidiaries, and the proceeds of all the foregoing (other than the Utility Reserve Account (as defined in the Final Cash Collateral Order)), whether now existing or hereafter acquired, which lien and security interest is pari passu with all other Primed Lender AP Liens, except as with respect to the Subordinated Lien Amount (as defined below) and subject only to (i) the DIP Priming Lien (but only to the extent of the Attributable DIP Percentage); (ii) Qualified Prepetition Liens; (iii) a Specific AP Lien with respect to any of the Debtors' properties; and (iv) the Carveout (but only to the extent of the Attributable DIP Percentage); provided however, that JPMC shall subordinate the Subordinated Lien Amount of JPMC's Primed Lender AP Lien to payment in full of all Primed Lender AP Liens not subordinated of each other Primed Lender; provided further that, if (but only to the extent that and for so long as) a holder of any Prepetition Mortgage has the benefit of an express restriction or prohibition contained in the certification of incorporation or similar constitutive document of the Debtor owning such property that prevents the creation of the security interest and lien provided by this paragraph 5(b) (including without limitation Impac Hotels II, LLC and Impac Hotels III, LLC), then such Primed Lender AP Lien shall become effective and enforceable only (i) with consent of such creditor or (ii) upon the payment in full of the claim secured by such Prepetition Mortgage; provided however, that (a) the property subject to the liens granted to JPMC for the benefit of the Bondholders as set forth in this Stipulation and Order shall exclude the Debtors' claims and causes of action under sections 502(d), 544, 545, 547, 548, 549, 550 or 551 of the Bankruptcy Code, or any other avoidance actions under the Bankruptcy Code and (b) nothing herein shall limit the right or ability of JPMC


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      or the Debtors to challenge the legal effectiveness of any restriction or prohibition upon the creation or effectiveness of any liens or security interests granted for the benefit of JPMC contained in any document. For purposes of this order, the Subordinated Lien Amount shall mean an amount equal to thirty percent (30%) of the total claim of JPMC at the relevant time. The Subordinated Lien Amount of JPMC shall rank pari passu with the Subordinated Lien Amount of any other Primed Lender that has also agreed to subordinate its Primed Lender AP Lien;

            (b)(2) a replacement lien (the "General AP Lien") on all of the prepetition and postpetition property (including without limitation, all postpetition hotel revenue and other charges) (other than the Utility Reserve Account) owned by the Debtors, which lien shall be pari-passu with other General AP Liens granted to other lenders of such property, but subject to the Carveout, but only if a DIP Priming Lien has been granted with respect to such property (and, in any event, only to the extent of the Attributable DIP Percentage (as defined in the DIP Credit Agreement)) and the following liens: (i) any DIP Priming Lien on such property, but only to the extent of the Specified Debtors' Attributable DIP Amount (as defined in the DIP Credit Agreement) that is actually advanced and, in no such event, to exceed $302,000 with respect to the Manhattan Property and $317,000 with respect to the Lawrence Property, (ii) any Qualified Prepetition Liens on such property and any section 506(c) charges assessed against such liens, (iii) any Specific AP Lien on such property, (iv) any Primed Lender AP Lien (as defined in the Motion), (v) any Specific I/C Lien on such property, and (vi) any liens granted to the DIP Lenders under section 364(c) of the Bankruptcy Code on such property, but only if such property is owned by a Low Leverage Debtor; provided, however, if (but only to the extent that and for so long as) the holder of any Prepetition


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      Mortgage (as defined in the Final Cash Collateral Order) has the benefit of an express restriction or prohibition contained in the certificate of incorporation or similar constitutive document of the Debtor owning such property that prevents the creation of the security interest and lien provided by this paragraph 5(b) (including without limitation Impac Hotels II, LLC and Impac Hotels III, LLC), then, such General AP Lien shall become effective and enforceable only (i) with the consent of such creditor or (ii) upon the payment in full of the claim secured by such Prepetition Mortgage; provided however, that nothing herein shall limit the right or ability of JPMC or the Debtors to challenge the legal effectiveness of any restriction or prohibition upon the creation or effectiveness of any liens or security interests granted for the benefit of JPMC.

            (c) Except as otherwise provided in paragraph 5(b), the security interests and replacement liens granted to JPMC for the benefit of the Bondholders as set forth herein, shall be deemed validly and properly perfected and enforceable against all other persons or entities upon the entry of this Stipulation by the Court without the necessity of filing, recording or serving any financing statements, deeds, mortgages, or other documents which may otherwise be required under federal or state law in any jurisdiction or the taking of any other action to validate or perfect the security interests and liens granted to JPMC herein;

            (d) the Debtors shall make all (i) monthly interest payments to JPMC due under the Loan Documents (which payments shall include any interest payable from and after the Filing Date and constitute a permitted use of the Specified Debtors' Collateral) at the non-default rates specified in the Loan Documents during the term of this Stipulation and (ii) payments necessary to timely and fully fund all escrows and other reserves required under the Loan Documents;


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            (e) the Debtors shall timely perform and complete all actions necessary or appropriate to protect the Specified Debtors' Collateral against diminution in value, including but not limited to Capital Expenditures necessary to maintain the Specified Debtors' right to use franchise names and trademarks ("Franchise Flags") under existing franchise or operating agreements ("Franchise Agreements") for the applicable hotels, to comply with the Specified Debtors' obligations under the existing Franchise Agreements and any rules or regulations imposed upon the Specified Debtors thereunder and to comply with any Property Improvement Programs ("PIPs") as may be agreed to by the franchisor (the "Franchisor"), or (ii) replace, without interruption, the Specified Debtors' right to use Franchise Flags under existing Franchise Agreements for the applicable hotels with comparable replacement Franchise Agreements and Franchise Flags, with the prior written consent of JPMC or consistent with the provisions of paragraph 5(i) of this Stipulation and Order and shall comply with the Specified Debtors' obligations with respect to such matters under the Loan Documents;

            (f) the Debtors shall (i) provide to JPMC in a timely fashion a detailed budget or budgets with respect to such Capital Expenditures, which budget or budgets shall be subject to JPMC's reasonable approval;
      (ii) remove or bond any postpetition lien or claim based upon the furnishing of labor or materials in connection with such Capital Expenditures; (iii) obtain all necessary licenses, permits and approvals in connection with such Capital Expenditures; (iv) comply with any law, ordinance, rule or regulation, or building line or restriction applicable to the Specified Debtors' Hotel Properties; (v) provide JPMC with written reports, on or before the fifth day of each month, describing the status of the Capital Expenditures; and (vi) permit JPMC or any consultant retained


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      by or on behalf of JPMC to inspect the Specified Debtors' Hotel Properties during normal business hours; and

            (g) the Debtors shall timely furnish to JPMC (i) all such reports and other information required to be provided to JPMC under the Loan Documents and (ii) a monthly statement of operating results and sources and uses of cash with respect to the Specified Debtors' Hotel Properties, no later than thirty (30) days after the end of each calendar month.

            (h) the Specified Debtors shall comply with all postpetition obligations under the Franchise Agreements and all rules and regulations imposed upon the Specified Debtors by the Franchisors in connection therewith;

            (i) the Specified Debtors shall comply with their obligations in respect of the Franchise Agreements and the Franchise Flags under the Loan Documents;

            (j) other than in connection with the entry by the Specified Debtors into a new Franchise Agreement in accordance with the terms of this Stipulation and Order, the Specified Debtors will not reject any Franchise Agreement pursuant to section 365(a) of the Bankruptcy Code;

            (k) the Specified Debtors shall use their best efforts to obtain with respect to existing Franchise Agreements, and will obtain, with respect to any renewal or extension of an existing Franchise Agreement or the entry into any new Franchise Agreement, comfort letters or tripartite agreements acknowledging the liens and the right of JPMC to continue such Franchise Agreements in the event that JPMC or their nominee or designee takes title to any Hotel Property; and

            (l) the Debtors shall pay the reasonable attorneys' fees and disbursements incurred by JPMC in connection with the Cases on and after the Filing Date within ten business days after presentment by JPMC of an invoice to the Debtors, which invoice may be redacted to preserve any privilege associated therewith.

            6. Termination of Use of Cash Collateral and of Consent to Further DIP Priming Lien: Notwithstanding anything to the contrary contained herein, the Debtors' right to use the Specified Debtors' Cash Collateral, and the Bondholders' consent to imposition of the DIP Priming Lien with respect to any advances made by the DIP Lenders after the occurrence of any Termination Event (as hereinafter defined), shall expire on the earliest to occur of (the first such occurrence being hereinafter referred to as the "Termination Event"): (i) December 21, 2002; (ii) the entry by this Court or any other court of an order reversing, amending, supplementing, staying, vacating or otherwise modifying the terms of this Stipulation; (iii) the dismissal of any of the Debtors' bankruptcy cases or the conversion of any of the Debtors' bankruptcy cases to a case under Chapter 7 of the Bankruptcy Code; (iv) the entry by this Court of an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code to any entity other than JPMC, with respect to the Specified Debtors (other than relief from the stay in favor of a lessor of, or a secured creditor with a lien against, personal property having a value not exceeding $25,000 (twenty-five thousand dollars)); (v) the filing by the Debtors of any motion, application or plan of reorganization or liquidation that would, if so approved, substantively consolidate the Specified Debtors with any of the other Debtors;
(vi) the filing by the Debtors of any motion, application, adversary proceeding or plan of reorganization or liquidation seeking to (a) challenge in any manner whatsoever the Bond Debt and any other rights, claims and entitlements under any of the Loan Documents or under this Stipulation, (b) change, amend or modify in any manner whatsoever any of the Loan Documents, or (c) seek the modification, amendment or vacature of this Stipulation without JPMC's express written prior consent; (vii) the appointment of a trustee or examiner or other representative with expanded powers for any of the Debtors; (viii) the occurrence of the effective date or consummation of a plan of reorganization for any of the Debtors; (ix) the termination or rejection of any Franchise Agreement for any of the Specified Debtors' Hotel Properties except as permitted in paragraph 5(i);
(x) the existence of any material postpetition default under any Franchise Agreement for any of the Specified Debtors' Hotel Properties and, with respect thereto, the expiration of (a) any applicable cure period under the Loan Documents or (b) five calendar days, whichever is longer, from notice to the Debtors of the occurrence of a Termination Event ; (xi) the breach of any of the Debtors' obligations under the Stipulation and, in the case of obligations under paragraph 5(d), (e), (f) & (g), the failure to cure such breach within five business days of notice thereof; (xii) an Event of Default under the DIP Credit Agreement (as defined in the DIP Credit Agreement); (xiii) a sale of any of the Specified Debtors' Collateral pursuant to section 363(b) of the Bankruptcy Code and (xiv) the Debtors' exclusive right to file a plan or solicit acceptances thereof is terminated. On and after the Termination Event, the Debtors shall immediately cease using any of the Specified Debtors' Cash Collateral; provided however, that the Debtors reserve the right to seek authorization to use such Specified Debtors' Cash Collateral pursuant to section 363(c) of the Bankruptcy Code, and JPMC reserves the right to oppose such relief.

            7. Acknowledgment of Bond Debt and Prepetition Liens: The Debtors acknowledge and agree that the Bond Debt is valid and due and owing and that the separate liens and security interests encumbering the Specified Debtors' Collateral securing the Bond Debt are each valid, enforceable and perfected senior liens. This paragraph 7 shall be binding and effective upon all persons and entities, including but not limited to, the Debtors and the Committee; provided however, that the Committee shall have until April 15, 2002 (the

"Challenging Period") to commence an adversary proceeding (a) against JPMC with respect to the Bond Debt or the liens and security interests of the Bondholders securing the Bond Debt or (b) otherwise asserting any claims for relief or causes of action against either of JPMC or any released party, with respect to the Bond Debt or otherwise. In the event no such adversary proceeding is commenced by the Committee within the Challenge Period, the Committee shall be deemed to have acknowledged and agreed that the Bond Debt is valid and that the liens and security interests securing the Bond Debt are valid, enforceable and perfected senior liens.

            8. Release of Bondholders and JPMC: The Debtors acknowledge and agree that they do not possess and may not assert any claim, counterclaim, setoff or defense of any kind or nature which would in any way affect the enforceability, priority, amount and validity, of the claims and liens granted to JPMC, under this Stipulation or under the Loan Documents, including but not limited to the Bond Debt, and (ii) the Debtors hereby release, discharge, and acquit the Bondholders, JPMC and each of JPMC's officers, directors, shareholders, agents, professionals, representatives, employees, subsidiaries, and affiliates, and each of the successors, assigns, heirs, and representatives of each (collectively with the Bondholders and JPMC, the "Released Parties") from any and all claims, rights, demands, injuries, debts, damages, liabilities, omissions, contracts, agreements, actions, and causes of action, whether at law or in equity, and whether based on contract, tort, or otherwise, known or unknown, suspected or unsuspected, of every kind and nature, which the Debtors or their successors, assigns, heirs, and representatives at any time had, now have, or hereafter can or may have against any of the Released Parties arising prior to the entry of this Stipulation.

            9. Information to Lender: In addition to the information required to be provided to JPMC in paragraph 5(e) & (g) of this Stipulation, the Debtors are authorized and directed to provide to JPMC any and all documentation, reports, schedules, assignments, financial statements, insurance policies and endorsements, access, inspection, audit, inquiry and other rights which JPMC may reasonably request with respect to the Specified Debtors.

            10. Modification of Automatic Stay: The Debtors are hereby authorized and directed to perform all acts, and execute and comply with the terms of such other documents, instruments, and agreements as JPMC may reasonably require as evidence of and for the protection of the Bondholders, or which may be otherwise deemed necessary by JPMC, to effectuate the terms and conditions of this Stipulation. The automatic stay imposed by section 362 of the Bankruptcy Code is hereby modified and vacated in all respects necessary in order to enable the Debtors to perform all of its obligations hereunder.

            11. Priority of Liens and Claims: Except as specifically set forth in this Stipulation and Order, the liens granted to JPMC for the benefit of the Bondholders and the claims hereby allowed under this Stipulation to JPMC for the benefit of the Bondholders for any diminution in the value of the Specified Debtors' Collateral (including, but not limited to the Specified Debtors' Cash Collateral) shall have priority in right of payment over any and all other claims, debts, obligations, liabilities and indebtedness of the Debtors of any kind, now in existence or hereinafter incurred by the Debtors and over all administrative expenses or priority claims of the kind specified in, or ordered pursuant to, sections 105, 326, 330, 331, 503(b), 506(c) (except as otherwise expressly permitted by paragraph 12 of the Stipulation), or 507(b) of the Bankruptcy Code. No other claim or lien having a priority superior or pari passu with the claims and liens granted to JPMC, pursuant to the terms of this Stipulation shall be granted in any of the Debtors' cases while any portion of JPMC's claims, including the Bond Debt and all other claims arising after the Filing Date, remain outstanding. Notwithstanding the foregoing, the superpriority claim of JPMC allowed pursuant to this paragraph shall be pari passu with like superpriority claims granted to other Primed Lenders and shall be junior and subordinate to the Carveout, but only to the extent of the Attributable DIP Amount with respect to each of the Debtors.

            12. No Surcharge: Except with respect to the Carveout (and, in any event, only to the extent of the Attributable DIP Percentage) and except as otherwise expressly provided in the last two sentences of this paragraph 12, no costs or expenses of administration which have been or may be incurred in any of these cases, any conversion of any of the Debtors' cases pursuant to section 1112 of the Bankruptcy Code, or in any future proceedings or cases related hereto (i) shall be charged against JPMC its claims, or the Specified Debtors' Collateral under section 506(c) of the Bankruptcy Code or otherwise, without the prior written consent of JPMC and no such consent shall be implied from any other action, inaction or acquiescence; or (ii) shall be senior to or on a parity with the liens and security interests granted pursuant to this Stipulation. Notwithstanding the foregoing, the Debtors may file an application or motion seeking to surcharge the Specified Debtors' Collateral pursuant to section 506(c) of the Bankruptcy Code for the reasonable, necessary costs and expenses of preserving, or disposing of, the Specified Debtors' Collateral, to the extent of any benefit to JPMC, (or any other subsequent holder of the Loan Documents) and to the extent of (a) the aggregate net cash funding provided to the Specified Debtors from and after the Filing Date less the sum of (b) (i) the outstanding amount of the DIP Priming Lien and (ii) the aggregate reorganization costs and expenses paid by the Specified Debtors (except to the extent that such reorganization costs and expenses directly benefited the estates of the Specified Debtors). JPMC fully reserves the right to object to any such application or motion under section 506(c) of the Bankruptcy Code, and no action or inaction shall be deemed to constitute consent to such relief or a waiver of any rights of JPMC with respect thereto.

            13. Section 364(e) Protection: In view of JPMC's, reliance upon the provisions of the Stipulation in consenting to the DIP Priming Liens and the use of the Specified Debtors' Cash Collateral on the terms set forth herein and the loaning of such Cash Collateral to certain of the Debtors, all as more particularly set forth in the Final Cash Collateral Order, the Final DIP Order and the Stipulation, the protections afforded to JPMC by the Stipulation and the liens and security interests granted thereby to JPMC shall be subject to section 364(e) of the Bankruptcy Code.

            14. Binding Effect: The provisions of this Stipulation shall inure to the benefit of the Debtors, JPMC, and the Bondholders and shall be binding upon the Debtors and their successors and assigns, including any trustee or other fiduciary hereafter appointed as a legal representative of any of the Debtors or with respect to property of the estate of any such Debtor, whether under Chapter 11 of the Bankruptcy Code or in any subsequent Chapter 7 case, and upon the United States Trustee and all creditors and parties in interest in these bankruptcy cases.

            15. No Waiver: Nothing in this Stipulation shall prejudice the rights of JPMC or the Bondholders under the Bankruptcy Code and applicable non-bankruptcy law, including, without limitation, their rights to (i) seek further adequate protection, (ii) request conversion or dismissal of any of the Debtors' bankruptcy cases; (iii) seek relief from the automatic stay under section 362(d) of the Bankruptcy Code; (iii) request appointment of a trustee or examiner in any of the Debtors' bankruptcy cases;
(iv) propose or solicit acceptances of a plan of reorganization or liquidation for any of the Debtors; (v) object to or otherwise oppose any relief sought by any entity or party in these cases, including without limitation, to object to any application filed by any professional in these cases seeking compensation and reimbursement of expenses under sections 330 or 331 of the Bankruptcy Code;
(vi) object to or otherwise oppose any motion, application or plan of reorganization or liquidation that would, if so approved, substantively consolidate the Specified Debtors with any of the other Debtors; or (vii) assert that the Debtors are obligated to pay to JPMC the default rate of interest and any other charges, penalties and costs required to be paid under the Loan Documents for the period commencing on the Filing Date and continuing until all such amounts due under the Loan Documents and hereunder are paid in full. This Stipulation and the transactions contemplated hereby shall be without prejudice to any and all rights, remedies, claims and causes of action which JPMC has or may have against any party who may be liable with any of the Debtors for the Bond Debt and otherwise under the Loan Documents or any part thereof. Except with respect to paragraph 2 of this Stipulation and Order, the execution of this Stipulation, and nothing contained herein, shall be deemed to be an admission, or constitute evidence, in connection with any matter or proceeding other than the enforcement of the terms of this Stipulation, including but not limited to
(i) any subsequent motion or application for use of cash collateral or for approval of debtor in possession financing; (ii) any motion, application or plan of reorganization or liquidation seeking to substantively consolidate one or more of the Specified Debtors with any other person; and (iii) any motion or application filed by or on behalf of JPMC seeking to modify the automatic stay, dismissal of the Cases or termination of exclusivity. Except as otherwise expressly provided in the Stipulation, the parties hereto expressly reserve all of their rights and remedies under the Bankruptcy Code and applicable non-bankruptcy law.

            16. Waiver by the Debtors: Each of the parties hereto hereby irrevocably waives any right to seek any modifications or extensions of this Stipulation without the prior written consent of the other party thereto.

            17. No Construction Against Draftsman: The provisions of this Stipulation shall be deemed to have been jointly drafted by the Debtors and JPMC and shall not be construed against a party because of its role in drafting this Stipulation.

            18. Execution in Counterparts: This Stipulation may be executed in one or more counterparts, all of which shall be deemed to be a single original.

            19. No Waiver of Rights: In the event that any of the Debtors' cases are dismissed, neither the entry of this Stipulation nor the dismissal of such case(s) shall affect the rights of JPMC, the Bondholders, or the Debtors under this Stipulation, and all the rights and remedies of JPMC and the Bondholders hereunder or at law or in equity shall remain in full force and effect as if such case had not been filed.

            20. Most Favored Nation: In the event that any creditor is granted adequate protection of its interests in a manner that is in addition to or is superior in any respect to the adequate protection set forth in paragraph 5 of the Stipulation, JPMC for the benefit of the Bondholders shall be entitled to such additional adequate protection, which shall be evidenced by an order jointly presented to the Court by the Debtors and JPMC (the "Supplemental Order") for consideration after notice and a hearing. In the event the Debtors and JPMC are unable to promptly agree on the terms of such Supplemental Order, either party shall be entitled to file a motion seeking the entry of an order granting to JPMC for the benefit of the Bondholders such additional adequate protection.

            21. Notices: Any notice required or permitted under this Stipulation and Order or the Loan Documents shall be delivered by facsimile, overnight mail or certified or registered mail as follows:

If to the Debtors:

            Lodgian, Inc.
            3445 Peachtree Road
            Suite 700
            Atlanta, GA 30326
            Phone: (404) 365-3823
            Fax: (404) 364-6144
            Attention: Chief Financial Officer

With a copy to:

            Gregory M. Petrick, Esq.
            Barry N. Seidel, Esq.
            Cadwalader, Wickersham & Taft
            Attorneys for the Debtors
            100 Maiden Lane
            New York, New York 10038
            Phone: 212-504-6000
            Fax: 212-504-6666

If to JPMC:

            J. Chris Matthews
            Vice President, JPMorgan Chase Bank
            600 Travis, 53 Floor
            Houston, Texas 77002
            Phone: 713-216-4728
            Fax: 713-216-7447

With a copy to:

            Mark R. Somerstein, Esq.
            Sheila E. Carson, Esq.
            Attorneys for JPMorgan Chase Bank, as Successor Indenture Trustee Kelley Drye & Warren LLP
            101 Park Avenue
            New York, New York 10178
            Phone: 212-7800
            Fax: 212-808-7897

            All notices shall be deemed given upon transmission, if sent by facsimile; upon the first business day after mailing, if sent by overnight mail; and upon the third business day after mailing, if sent by certified or registered mail.

Dated: New York, New York
       February 14, 2002

CADWALADER, WICKERSHAM & TAFT              KELLEY, DRYE & WARREN LLP


By: /s/ Gregory M. Petrick                  By: /s/ Mark R. Somerstein
   ------------------------------               ------------------------------
   Gregory M. Petrick (GP-2175)                 Mark R. Somerstein (MS-9721)
100 Maiden Lane                             101 Park Avenue
New York, NY 10038                          New York, NY 10178
(212) 504-6000                              (212) 808-7800

SO ORDERED THIS 14th DAY
OF FEBRUARY, 2002


/s/ Burton R. Lifland
    ------------------------------
    United States Bankruptcy Judge


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